EXHIBIT 3

[LOGO]
SPINNER
Global Technology Fund, Ltd.

                                                      May 9, 2003

Dr. Jihad Kiwan
President & Chief Executive Officer
Trikon Technologies, Inc.
Ringland Way
Newport, South Wales NP18 2TA UK


VIA FACSIMILE & COURIER
-----------------------

Dear Jihad,

As we discussed on the telephone yesterday, we would like to pursue your proposed solution regarding the issues to be voted on at the upcoming shareholders meeting. I wanted to clarify our understanding of the proposed solution:

  1. First, Spinner would vote in favor of a management slate for the Board of Directors comprised of the following people:

     Chris Dobson
     Nigel Wheeler
     Jihad Kiwan
     Robert Anderson
     Dick Conn
     Stephen Werthheimer
     Two (2) additional independent directors to be nominated by Trikon Dr. William Elder, Chairman & CEO of Genus Inc.

  2. We would vote in favor of the Omnibus Incentive Plan provided that Dr. Elder serve on the Compensation Committee as an independent director along with two other independent directors of Trikon's choosing.

If you do truly intend to expand the Board of Directors by almost 50%, we believe that it is Trikon's interest to implement that change by immediately submitting a revised proxy statement to the shareholders reflecting the expanded Board, with the new directors fully disclosed, even if that requires delaying the shareholders meeting by a few days or weeks (which you are fully empowered to do).


                                            SPINNER GLOBAL TECHNOLOGY FUND, LTD.
                                         C/O CURACAO INTERNATIONAL TRUST CO., NV
                                                                KAYA FLAMBOYAN 9
                                                    CURACAO, NETHERLAND ANTILLES
                                                            TEL: (5999) 732.2191
                                                            FAX: (5999) 732.2225


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Please respond no later than Monday, May 12, 2003. Please understand that if this proposed resolution is not accepted, given the timeframe involved and under advise of our counsel, we will immediately file new proxy materials for our own Director Nominees and in opposition to the Incentive Plan. We sincerely hope that we can resolve this matter without having to take any additional action.

Jihad, as I said to you on the phone, let's get these issues behind us. It will be better for everyone involved. Resolution would allow us all to immediately turn our focus toward helping Trikon achieve the success that we all believe it can.

Thank you for your consideration and cooperation.


Respectfully,

/s/ Bryan J. MacDonald

Bryan J. MacDonald
Director
Spinner Global Technology Fund, Ltd.

cc:  Chris Dobson, Chairman, Trikon Technologies, Inc.
     Nigel Wheeler, Executive Vice Chairman, Trikon Technologies, Inc.